Exhibit 99.1

ENROLLMENT FORM

AUTHORIZATION FOR AUTOMATIC DIVIDEND REINVESTMENT SERVICE	LOGO

To participate in the Pacific Financial Corporation Dividend Reinvestment Plan (the “Plan”), complete and sign the reverse side of this enrollment form and return it in the enclosed envelope.

This will authorize Pacific Financial to forward to the Administrator all or a portion of the dividends you receive on common stock to be invested to purchase additional shares of Pacific Financial common stock. All investments are made subject to the terms and conditions of the Plan as set forth in the accompanying brochure. This authorization and appointment are given by you with the understanding that you may terminate them at any time by so notifying the Administrator.

Please read carefully. This is not a proxy. Return this form only if you wish to participate in the Plan.

[End of page 1 of card; reverse side follows]

Please enroll me in the Pacific Financial Corporation Dividend Reinvestment Plan.

Full Dividend Reinvestment. Please apply the dividends on all shares of common stock that I currently own as well as all future shares that I acquire.

Partial Dividend Reinvestment. Please remit to me the dividends on ___________ shares. I understand that the dividends on my remaining shares, as well as all future shares that I acquire of record will be reinvested under the Plan.
Date _________________________________________
Signature(s) ___________________________________

_____________________________________________
All joint owners must sign exactly as names appear on reverse side.

Mail completed form to:
Mellon Bank, N.A., c/o Mellon Investor Services P.O. Box 3338, South Hackensack, NJ 07606-1938.